For additional information, contact:
Tracie Youngblood
EVP & Chief Financial Officer
(229) 426-6000 (Ext 6003)

COLONY BANKCORP REPORTS SECOND QUARTER 2021 RESULTS
DECLARES QUARTERLY CASH DIVIDEND OF $0.1025 PER SHARE

FITZGERALD, GA. (July 22, 2021) – Colony Bankcorp, Inc. (Nasdaq: CBAN) (“Colony” or the “Company”) today reported net income of $4.0 million, or $0.42 per diluted share, for the quarter ended June 30, 2021, compared with $2.2 million, or $0.23 per diluted share, for the quarter ended June 30, 2020. The Company reported operating net income of $4.6 million, or $0.49 per diluted share, for the quarter ended June 30, 2021, compared with $2.4 million, or $0.25 per diluted share for the same period in 2020. Operating net income for June 30, 2021 and 2020 excludes pre-tax acquisition related expenses, and the net income tax benefit for these adjustments.

For the six months ended June 30, 2021, the Company reported net income of $8.9 million, or $0.94 per diluted share, compared to $3.5 million, or $0.40 per diluted share, for the same period in 2020. The Company reported operating net income of $9.7 million, or $1.02 adjusted earnings per diluted share, for the six months ended June 30, 2021, compared to $4.2 million, or $0.44 adjusted earnings per diluted share, for the same period in 2020.

Second Quarter 2021 Financial Highlights:

•Net income was $4.0 million, or $0.42 per diluted share compared to $2.2 million, or $0.23 per diluted share for the second quarter of 2020.
•Operating net income of $4.6 million, or $0.49 per diluted share, (see Non-GAAP reconciliation).
•No provision for loan losses was recorded in second quarter, a decrease of $500,000, or 100%, compared to the first quarter of 2021.
•Mortgage production was $151.4 million, with $37.7 million in refinances, $103.4 million in purchases, and $10.3 million in construction related loans.
•Small Business Specialty Lending (“SBSL”) closed $15.1 million in SBA loans and sold $9.3 million in SBA loans.

The Company also announced that on July 22, 2021, the Board of Directors declared a quarterly cash dividend of $0.1025 per share, to be paid on its common stock on August 17, 2021, to shareholders of record as of the close of business on August 3, 2021. Outstanding shares as of July 1, 2021 were 9,686,383.

Commenting on the announcement, Heath Fountain, President and Chief Executive Officer, said, “As we moved to a more open economy from the global pandemic, we delivered strong growth in earnings for the second quarter of 2021 compared to the same period last year. Diluted earnings per share increased 81% for the second quarter year over year to $0.42 per diluted share. Our team continued to do a great job serving clients as shown by increased levels of our non-interest income for the period mentioned. Mortgage fee income increased 65% year over year as a result of historically low interest rates and consumer demand, a tribute also to our strategic vision to diversify our revenues. Diluted earnings per share decreased on a sequential quarter basis primarily due to acquisition costs related to our proposed acquisitions of SouthCrest Financial Group, Inc. (PK: SCSG) (“SouthCrest”) and The Barnes Agency (“Barnes”), both with anticipated closings on or before August 1, 2021. Adjusted earnings also increased for the year over year period to $0.49 from $0.25, and decreased 8% from the prior quarter primarily due to increased operating expenses.

“Building a world class organization and recruiting the best of people, we have been very busy at Colony these last several months. The recently announced acquisition of SouthCrest allows us to optimize our balance sheet, further invest in Colony and become a more efficient organization due to the synergies we will experience. In furtherance of our strategic plan, we believe our newly formed Colony Insurance subsidiary operating as an Allstate agency, diversifies our revenue stream by increasing non interest income as well as cross-selling of product lines.

Furthermore, I am pleased that R. Dallis “D” Copeland, Jr., agreed to join our organization as Special Advisor. D has over 27 years of banking experience at a $45 billion balance sheet financial institution in all areas including commercial real estate, corporate and retail banking, private wealth, credit card, treasury management and strategy. We anticipate leveraging his many skills to continue to build our organization.

“Our balance sheet remains solid with strong credit metrics, as evidenced by no provision for loan losses as well as net recoveries in our loan portfolio for the period ended June 30, 2021. We experienced solid core loan growth while total deposits increased to $1.5 billion, a record for the company. Average interest-bearing deposits increased $77.0 million year over year with most of the increase in lower-yielding demand and savings accounts. Total assets were fairly flat from last year with the prior year period having strong demand for Paycheck Protection Program (“PPP”) loans.

“Net interest income increased 11% year-over-year primarily due to loan fee income recognized on PPP loans forgiven, as well as lower costs of interest bearing liabilities. Our cost related to demand and savings deposits rate was down 15 basis points to 0.07% and total average deposits cost this quarter decreased 33 basis points to 0.20% from the same period last year. The team has done a great job of attracting more deposits while maintaining a strong cost discipline. Moreover, while many banks are reporting decreases in their net interest margin, I am pleased to report our net interest margin increased to 3.68% from 3.46% year over year attributable to lower costs of interest bearing liabilities. While we have experienced inflation across many sectors of the economy, the Federal Reserve Board has so far not increased interest rates and we continue to closely monitor the situation.

“Noninterest income saw very strong growth, increasing 60% year over year, with mortgage fee income increasing to $3.0 million in the current quarter compared to $1.8 million in the second quarter of 2020. Service charges on deposits had a strong quarter increasing 16% over the same period last year. The increase in noninterest income was offset by increases in noninterest expense, such as salaries and employee benefits, information technology expenses as well as elevated acquisition related expenses.

“Our allowance for loan and lease losses now represents 1.26% of total loans outstanding, an increase from 0.92% in the year-earlier quarter and 1.19% on a sequential-quarter basis. Total nonperforming assets decreased to 0.54% of total assets from 0.75% in the year-earlier quarter and from 0.62% on a sequential-quarter basis.

“Average interest earning assets of $1.7 billion increased $80.0 million, or 5%, while total assets remained stable at $1.8 billion. Total loans, including acquisition activity and loans from the Small Business Administration Paycheck Protection Program (“PPP”), decreased 8% year-over-year, while organic loan growth increased 6%.

In closing, Fountain added, “Our management team and Board are always focused on investing, innovating and making strategic decisions to better serve our customers, employees and communities. The acquisitions of SouthCrest and The Barnes Agency will make us the number one community bank in Georgia as well as expand our reach into consumer insurance. We welcome new customers by offering a wide range of financial products and services as well as demonstrating new product lines to our existing customers. All of us at Colony look forward to integrating the SouthCrest and Barnes acquisitions, while continuing to reward our shareholders.”

Balance Sheet

•Total assets totaled $1.8 billion at June 30, 2021, a decrease of $22.1 million, or 1.2%, compared to the same period in 2020. The decrease was primarily related to PPP loans being forgiven beginning in the third quarter of 2020.
•Interest-bearing deposits in banks and federal funds sold at June 30, 2021, totaled $129.4 million, a decrease of $44.4 million, or 25.5% compared to the same period in 2020. The decrease is primarily attributable to the deployment of funds that came from PPP loans and the repayment of Paycheck Protection Program Liquidity Facility (“PPLF”).
•Total loans, including loans held for sale, totaled $1.05 billion at June 30, 2021, a decrease of $77.0 million, or 6.81% from the same period in 2020. Legacy loan growth was up $50.3 million or 5.9% compared to the same period in 2020.
•Deposits totaled $1.54 billion at June 30, 2021, an increase of $120.5 million, or 8.5%, compared to the same period in 2020. The increase in deposits was primarily in noninterest-bearing and interest bearing demand deposits as a result of the PPP loan activity during 2020 and 2021.
•Total borrowings at June 30, 2021, totaled $59.8 million, a decrease of $149.5 million, or 71.4%, compared to the same period in 2020. At June 30, 2021, the PPPLF was completely paid off in the second quarter of 2021.

Capital

•Colony continues to maintain a strong capital position, with ratios that exceed regulatory minimums required to be classified as “well-capitalized.”
•Preliminary tier one leverage ratio, tier one capital ratio, total risk-based capital ratio and common equity tier one capital ratio were 8.45%, 13.41%, 14.56%, and 11.31%, respectively at June 30, 2021.

Second Quarter Results of Operations

•Net interest income on a tax-equivalent basis for the second quarter 2021 totaled $15.2 million, compared to $13.6 million for the second quarter 2020. The increase during the quarter is primarily attributable to loan fee income recognized on PPP loans forgiven and a decrease in the cost of interest-bearing liabilities.
•Net interest margin was up 18 basis points over the sequential quarter primarily driven by an increase in deferred fee income recognized on PPP loans partially offset by reductions in loan rates driven by Federal Reserve interest rate decreases during 2020. During the quarter ended June 30, 2021, PPP loans totaling approximately $44.6 million were forgiven through the SBA.
•Noninterest income totaled $7.8 million for the second quarter ended June 30, 2021, an increase of $2.9 million, or 60.05%, compared to the same period in 2020. The increase was primarily attributable to growth in mortgage production income as a result of increased loan demand resulting from a historically low interest rate environment.
•Noninterest expense totaled $17.5 million for the second quarter ended June 30, 2021, compared to $13.4 million for the same period in 2020. The increase in noninterest expense primarily resulted from a $2.4 million increase in salary expense largely related to the increase in mortgage and SBSL loan production.

Asset Quality

•Nonperforming assets totaled $9.5 million and $11.2 million at June 30, 2021 and March 31, 2021, respectively.
•OREO and repossessed assets totaled $299,000 at June 30, 2021, a decrease of $248,000, or 45% compared to March 31, 2021.
•Net loan recoveries were $244,000, or (0.09%) of average loans for the second quarter of 2021, compared to net charge-offs of $66,000 in the first quarter of 2021.
•The loan loss reserve was $12.9 million, or 1.26% of total loans, at June 30, 2021, compared to $12.7 million, or 1.14% of total loans, at March 31, 2021.

Asset quality remains strong as indicated by the overall improvement in asset quality ratios as of the second quarter 2021 on a year-over-year comparison along with a decrease in nonperforming assets. .

About Colony Bankcorp

Colony Bankcorp, Inc. is the bank holding company for Colony Bank. Founded in 1975 and headquartered in Fitzgerald, Georgia, Colony operates 29 locations throughout Georgia. The Homebuilder Finance Division helps the local construction industry with building and construction loans, and the Small Business Specialty Lending Division assists small businesses with government guaranteed loans. The Bank also helps its customers achieve their goal of home ownership through Colony Bank Mortgage. Colony’s common stock is traded on the NASDAQ Global Market under the symbol “CBAN.” For more information, please visit www.colony.bank. You can also follow the Company on Facebook or on Twitter @colony_bank.

Forward-Looking Statements

Certain statements contained in this press release that are not statements of historical fact constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, certain statements may be contained in the Company’s future filings with the SEC, in press releases, and in oral and written statements made by or with the approval of the Company that are not statements of historical fact and constitute “forward-looking statements” within the meaning of, and subject to the protections of, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Examples of forward-looking statements include, but are not limited to: (i) projections and/or expectations of revenues, income or loss, earnings or loss per share, the payment or nonpayment of dividends, capital structure and other financial items; (ii) statement of plans and objectives of Colony Bankcorp, Inc. or its management or Board of Directors, including those relating to products or services; (iii) statements of future economic performance; (iv) statements regarding growth strategy, capital management, liquidity and funding, and future profitability; (v) statements regarding the potential effects of the COVID-19 pandemic on the Company’s business and financial results and conditions; (vi) statements relating to the timing, benefits, costs, and synergies of the proposed merger with SouthCrest (the “Merger”) and the proposed acquisition of Barnes; and (vii) statements of assumptions underlying such statements. Words such as “believes,” “anticipates,” “expects,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: the impact of the COVID-19 pandemic on the Company’s assets, business, cash flows, financial condition, liquidity, prospects and results of operations; potential increases in the provision for loan losses resulting from the COVID-19 pandemic; the Company’s ability to implement its various strategic and growth initiatives; competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; interest rate risk; legislation or regulatory changes which adversely affect the ability of the consolidated Company to conduct business combinations or new operations, including changes to statutes, regulations or regulatory policies or practices as a result of, or in response to COVID-19; adverse results from current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of the Company’s participation in and execution of government programs related to the COVID-19 pandemic; the risk that the cost savings and any revenue synergies from the Merger and the acquisition of Barnes may not be realized or take longer than anticipated; disruption from the Merger and the acquisition of Barnes with customers, suppliers, employee or other business partners relationships; the occurrence of any event, change or circumstances that could give rise to the termination of the merger agreement with SouthCrest; the risk of successful integration of SouthCrest’s and Barnes’ businesses into the Company; the amount of the costs, fees, expenses and charges related to the Merger and the acquisition of Barnes; reputation risk and the reaction of each of the Company’s and SouthCrest’s customers, suppliers, employees or other business partners to the Merger; the failure of the closing conditions in the merger agreement with SouthCrest to be satisfied, or any unexpected delay in closing of the Merger; the risk that the integration of SouthCrest’s operations into the operations of the Company will be materially delayed or will be more costly or difficult than expected; the possibility that the Merger may be more expensive to complete than anticipated, including as a result of unexpected factors or events; the dilution caused by the Company’s issuance of additional shares of its common stock in the Merger; the risks associated with the Company’s pursuit of future acquisitions; and general competitive, economic, political and market conditions. . These and other factors, risks and uncertainties could cause the actual results, performance or achievements of the Company to be materially different from the future results, performance or achievements expressed or implied by such forward-looking statements. Many of these factors are beyond the Company’s ability to control or predict.

Forward-looking statements speak only as of the date on which such statements are made. These forward-looking statements are based upon information presently known to the Company’s management and are inherently subjective, uncertain and subject to change due to any number of risks and uncertainties, including, without limitation, the risks and other factors set forth in the Company’s filings with the Securities and Exchange Commission, the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, under the captions “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors,” and in the Company’s quarterly reports on Form 10-Q and current reports on Form 8-K. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. Readers are cautioned not to place undue reliance on these forward-looking statements.

Explanation of Certain Unaudited Non-GAAP Financial Measures

The measures entitled operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio are not measures recognized under U.S. generally accepted accounting principles (GAAP) and therefore are considered non-GAAP financial measures. The most comparable GAAP measures are net income, diluted earnings per share, book value per common share and efficiency ratio, respectively.

Management uses these non-GAAP financial measures in its analysis of the Company's performance and believes these presentations provide useful supplemental information, and a clearer understanding of the Company's performance, and if not provided would be requested by the investor community. The Company believes the non-GAAP measures enhance investors' understanding of the Company's business and performance. These measures are also useful in understanding performance trends and facilitate comparisons with the performance of other financial institutions. The limitations associated with operating measures are the risk that persons might disagree as to the appropriateness of items comprising these measures and that different companies might calculate these measures differently.

These disclosures should not be considered an alternative to GAAP. The computations of operating net income; adjusted earnings per diluted share; tangible book value per common share and operating efficiency ratio and the reconciliation of these measures to net income, diluted earnings per share, book value per common share and efficiency ratio are set forth in the table below.

Colony Bankcorp, Inc.
Reconciliation of Non-GAAP Measures

	2021		2020
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Operating net income reconciliation
Net income (GAAP)	$3,997	$4,919	$4,900	$3,098	$2,214
Acquisition-related expenses	865	176	148	207	220
Thomaston building write down	—	—	—	582	—
Gain on sale of Thomaston branch	—	—	(1,026)	—	—
Income tax expense (benefit)	(225)	(46)	184	(166)	(46)
Operating net income	$4,637	$5,049	$4,206	$3,721	$2,388
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Adjusted earnings per diluted share	$0.49	$0.53	$0.44	$0.39	$0.25

Tangible book value per common share reconciliation
Book value per common share (GAAP)	$15.46	$15.11	$15.21	$14.78	$14.59
Effect of goodwill and other intangibles	(1.97)	(1.97)	(1.95)	(1.96)	(1.96)
Tangible book value per common share	$13.50	$13.14	$13.26	$12.82	$12.63

Operating efficiency ratio calculation
Efficiency ratio (GAAP)	76.53%	69.04%	68.93%	76.22%	72.75%
Acquisition-related expenses	(3.44)	(0.46)	(0.64)	(0.97)	(1.20)
Gain on sale of Thomaston branch	—%	—%	3.19%	—%	—%
Thomaston building write down	—%	—%	—%	(2.72)%	—%
Operating efficiency ratio	73.10%	68.58%	71.49%	72.53%	71.55%

Colony Bankcorp, Inc.
Selected Financial Information

	2021		2020
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
EARNINGS SUMMARY
Net interest income	$15,069	$14,283	$15,151	$13,848	$13,541
Provision for loan losses	—	500	1,296	1,106	2,200
Non-interest income	7,751	8,576	8,039	6,930	4,843
Non-interest expense	17,465	15,782	15,986	15,690	13,375
Income taxes	1,358	1,658	1,008	884	595
Net income	3,997	4,919	4,900	3,098	2,214
PERFORMANCE MEASURES
Per common share:
Common shares outstanding	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average basic shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Weighted average diluted shares	9,498,783	9,498,783	9,498,783	9,498,783	9,498,783
Earnings per basic share	$0.42	$0.52	$0.52	$0.33	$0.23
Earnings per diluted share	0.42	0.52	0.52	0.33	0.23
Adjusted earnings per diluted share(b)	0.49	0.53	0.44	0.39	0.25
Cash dividends declared per share	0.1025	0.1025	0.1000	0.1000	0.1000
Common book value per share	15.46	15.11	15.21	14.78	14.59
Tangible common book value per share(b)	13.50	13.14	13.26	12.82	12.63

Performance ratios:
Net interest margin (a)	3.68%	3.50%	3.58%	3.34%	3.46%
Return on average assets	0.91	1.12	1.08	0.70	0.52
Return on average total equity	11.14	13.71	13.73	8.80	6.47
Efficiency ratio	76.53	69.04	68.93	76.22	72.75
Operating efficiency ratio (b)	73.10	68.58	71.49	72.53	71.55

Colony Bankcorp, Inc.
Selected Financial Information

	2021		2020
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
ASSET QUALITY
Nonperforming loans (NPLs)	$9,184	$10,676	$9,128	$9,926	$11,459
Other real estate owned	270	518	1,006	1,875	1,769
Repossessed assets	29	29	30	11	17
Total nonperforming assets (NPAs)	9,483	11,223	10,164	11,812	13,245
Classified loans	30,852	35,182	30,404	21,388	20,619
Criticized loans	64,818	80,288	75,633	72,076	52,200
Net loan (recoveries)/charge-offs	(244)	(66)	189	375	295
Allowance for loan losses to total loans	1.26%	1.19%	1.14%	1.00%	0.92%
Allowance for loan losses to total NPLs	140.15	118.89	132.85	111.02	89.79
Allowance for loan losses to total NPAs	135.73	113.10	119.31	93.29	77.68
Net (recoveries)/charge-offs to average loans	0.09	(0.02)	0.07	0.13	0.12
NPLs to total loans	0.90	1.00	0.86	0.90	1.03
NPAs to total assets	0.54	0.62	0.58	0.67	0.75
NPAs to total loans and other real estate owned	0.93	1.06	0.96	1.07	1.19

AVERAGE BALANCES
Total assets	$1,774,122	$1,774,123	$1,797,749	$1,766,717	$1,702,902
Loans, net	1,076,784	1,079,007	1,151,872	1,130,231	1,094,299
Deposits	1,547,139	1,475,944	1,456,287	1,140,487	1,384,739
Total stockholders’ equity	145,515	145,515	141,570	139,721	137,213
(a) Computed using fully taxable-equivalent net income.
(b) Non-GAAP measure - see “Explanation of Certain Unaudited Non-GAAP Financial Measures” for more information and reconciliation to GAAP

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Three Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income [1]	$1,076,784	$14,165	5.34%	$1,094,299	$13,763	5.10%
Investment securities, taxable	417,343	1,794	1.74%	330,649	1,757	2.16%
Investment securities, tax-exempt [2]	33,156	160	1.96%	8,959	46	2.08%
Deposits in banks and short term investments	146,591	45	0.12%	159,902	48	0.12%
Total interest-earning assets	1,673,874	16,164	3.92%	1,593,809	15,614	3.97%
Noninterest-earning assets	100,248			109,093
Total assets	$1,774,122			$1,702,902
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$901,978	$146	0.07%	$766,692	$407	0.22%
Other time	253,944	423	0.68%	311,334	996	1.30%
Total interest-bearing deposits	1,155,922	569	0.20%	1,078,026	1,403	0.53%
Federal Home Loan Bank advances	22,500	115	2.09%	36,500	211	2.34%
Paycheck Protection Program Liquidity Facility	19,031	25	0.53%	99,124	87	0.36%
Other borrowings	37,536	258	2.78%	38,694	299	3.13%
Total other interest-bearing liabilities	79,067	398	2.04%	174,318	597	1.39%
Total interest-bearing liabilities	1,234,989	967	0.32%	1,252,344	2,000	0.65%
Noninterest-bearing liabilities:
Demand deposits	$391,217			$306,713
Other liabilities	2,401			6,632
Stockholders' equity	145,515			137,213
Total noninterest-bearing liabilities and stockholders' equity	539,133			450,558
Total liabilities and stockholders' equity	$1,774,122			$1,702,902
Interest rate spread			3.60%			3.33%
Net interest income		$15,197			$13,614
Net interest margin			3.68%			3.46%

1The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $67,000 and $62,000 for the quarter ended June 30, 2021 and 2020, respectively, are included in income and fees on loans. Accretion income of $104,000 and $82,000 for the quarter ended June 30, 2021 and 2020 are also included in income and fees on loans.
2Taxable-equivalent adjustments totaling $43,000 and $12,000 for the quarter ended June 30, 2021 and 2020, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% and a Georgia state tax rate of 5.75% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Average Balance Sheet and Net Interest Analysis

	Six Months Ended June 30,
	2021			2020
(dollars in thousands)	Average Balances	Income/ Expense	Yields/ Rates	Average Balances	Income/ Expense	Yields/ Rates
Assets
Interest-earning assets:
Loans, net of unearned income[3]	$1,077,859	$27,805	5.20%	$1,037,242	$27,114	5.27%
Investment securities, taxable	394,431	3,401	1.74%	335,107	3,649	2.20%
Investment securities, tax-exempt[4]	32,887	314	1.93%	4,941	54	2.20%
Deposits in banks and short term investments	164,882	97	0.12%	122,885	332	0.54%
Total interest-earning assets	1,670,059	31,617	3.82%	1,500,175	31,149	4.19%
Noninterest-earning assets	105,746			107,661
Total assets	$1,775,805			$1,607,836
Liabilities and stockholders' equity
Interest-bearing liabilities:
Interest-earning demand and savings	$880,838	$311	0.07%	$747,273	$1,342	0.36%
Other time	257,173	912	0.72%	323,073	2,279	1.42%
Total interest-bearing deposits	1,138,011	1,223	0.22%	1,070,346	3,621	0.68%
Federal Home Loan Bank advances	22,500	230	2.06%	41,038	468	2.30%
Paycheck Protection Program Liquidity Facility	51,516	205	0.80%	49,561	87	0.35%
Other borrowings	37,715	402	2.15%	38,745	688	3.58%
Total other interest-bearing liabilities	111,731	837	1.51%	129,344	1,243	1.94%
Total interest-bearing liabilities	1,249,742	2,060	0.33%	1,199,690	4,864	0.82%
Noninterest-bearing liabilities:
Demand deposits	$373,728			$266,163
Other liabilities	7,201			6,223
Stockholders' equity	145,136			135,760
Total noninterest-bearing liabilities and stockholders' equity	526,065			408,146
Total liabilities and stockholders' equity	$1,775,807			$1,607,836
Interest rate spread			3.49%			3.37%
Net interest income		$29,557			$26,285
Net interest margin			3.57%			3.53%

3The average balance of loans includes the average balance of nonaccrual loans. Income on such loans is recognized and recorded on the cash basis. Taxable-equivalent adjustments totaling $133,000 and $124,000 for the six months ended June 30, 2021 and 2020, respectively, are included in income and fees on loans. Accretion income of $313,000 and $264,000 for the six months ended June 30, 2021 and 2020 are also included in income and fees on loans.

4Taxable-equivalent adjustments totaling $84,000 and $14,000 for the six months ended June 30, 2021 and 2020, respectively, are included in tax-exempt interest on investment securities. The adjustments are based on federal tax rate of 21% and a Georgia state tax rate of 5.75% with appropriate reductions for the effect of disallowed interest expense incurred in carrying tax-exempt obligations.

Colony Bankcorp, Inc.
Segment Reporting
	2021		2020
(dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Banking Division
Net interest income	$14,864	$13,985	$14,752	$13,631	$13,440
Provision for loan losses	—	500	1,296	1,106	2,200
Noninterest income	3,354	3,005	3,952	3,515	2,901
Noninterest expenses	14,366	11,960	11,656	11,792	10,158
Income taxes	1,241	1,160	973	940	842
Segment income	$2,611	$3,370	$4,779	$3,308	$3,141

Total segment assets	$1,710,345	$1,755,667	$1,709,696	$1,666,742	$1,726,219

Full time employees	287	291	305	312	321

Mortgage Banking Division
Net interest income	$123	$168	$299	$188	$82
Provision for loan losses	—	—	—	—	—
Noninterest income	2,997	3,986	3,420	2,612	1,821
Noninterest expenses	1,887	2,793	2,835	2,410	1,697
Income taxes	60	354	188	82	43
Segment income	$1,173	$1,007	$696	$308	$163

Total segment assets	$25,149	$27,478	$50,266	$50,265	$17,578

Full time employees	53	51	43	41	40

Small Business Specialty Lending Division
Net interest income	$82	$130	$100	$29	$19
Provision for loan losses	—	—	—	—	—
Noninterest income	1,400	1,585	667	803	121
Noninterest expenses	1,212	1,029	1,495	1,488	1,520
Income taxes	57	144	(153)	(138)	(290)
Segment income	$213	$542	$(575)	$(518)	$(1,090)

Total segment assets	$20,024	$15,901	$4,012	$42,439	$33,771

Full time employees	24	23	21	15	13

Total Consolidated
Net interest income	$15,069	$14,283	$15,151	$13,848	$13,541
Provision for loan losses	—	500	1,296	1,106	2,200
Noninterest income	7,751	8,576	8,039	6,930	4,843
Noninterest expenses	17,465	15,782	15,986	15,690	13,375
Income taxes	1,358	1,658	1,008	884	595
Segment income	$3,997	$4,919	$4,900	3,098	$2,214

Total segment assets	$1,755,518	$1,799,046	$1,763,974	$1,759,446	$1,777,568

Full time employees	364	365	369	368	374

Colony Bankcorp, Inc.
Consolidated Balance Sheets
	June 30, 2021	December 31, 2020
(dollars in thousands)	(unaudited)	(audited)
ASSETS
Cash and due from banks	$16,897	$17,218
Interest-bearing deposits in banks and federal funds sold	129,369	166,288
Cash and cash equivalents	146,266	183,506
Investment securities available for sale, at fair value	469,714	380,814
Other investments, at cost	2,703	3,296
Loans held for sale	30,910	52,386
Loans, net of unearned income	1,022,618	1,059,503
Allowance for loan losses	(12,871)	(12,127)
Loans, net	1,009,747	1,047,376
Premises and equipment	32,689	32,057
Other real estate	270	1,006
Goodwill and other intangible assets	18,701	18,558
Bank owned life insurance	31,805	31,547
Other assets	12,713	13,428
Total assets	$1,755,518	$1,763,974

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits:
Noninterest-bearing	$393,677	$326,999
Interest-bearing	1,148,537	1,118,028
Total deposits	1,542,214	1,445,027
Federal Home Loan Bank advances	22,500	22,500
Paycheck Protection Program Liquidity Facility	—	106,789
Other borrowed money	37,292	37,792
Accrued expenses and other liabilities	6,618	7,378
Total liabilities	$1,608,624	$1,619,486

Stockholders’ equity
Common stock, $1 par value; 20,000,000 shares authorized, 9,498,783 issued and outstanding, respectively	$9,499	$9,499
Paid in capital	43,232	43,215
Retained earnings	91,963	84,993
Accumulated other comprehensive income, net of tax	2,200	6,781
Total stockholders’ equity	146,894	144,488
Total liabilities and stockholders’ equity	$1,755,518	$1,763,974

Colony Bankcorp, Inc.
Consolidated Statements of Income (unaudited)
	Three months ended June 30,		Six months ended June 30,
	2021	2020	2021	2020
(dollars in thousands, except per share data)
Interest income:
Loans, including fees	$14,099	13,699	$27,672	26,989
Investment securities, including tax exempt of $126, $37, $248 and $43, respectively	1,893	1,794	3,591	3,788
Deposits in banks and short term investments	44	48	98	332
Total interest income	16,036	15,541	31,361	31,109

Interest expense:
Deposits	569	1,403	1,223	3,622
Federal Home Loan Bank advances	115	211	230	468
Paycheck Protection Program Liquidity Facility	25	87	93	87
Other borrowings	258	299	515	688
Total interest expense	967	2,000	2,061	4,865
Net interest income	15,069	13,541	29,300	26,244
Provision for loan losses	—	2,200	500	4,156
Net interest income after provision for loan losses	15,069	11,341	28,800	22,088

Noninterest income:
Service charges on deposits	1,264	1,091	2,486	2,590
Mortgage fee income	3,005	1,827	7,000	3,089
Gain on sale of SBA loans	1,263	46	2,735	255
(Loss)/Gain on sale of securities	141	—	137	293
(Loss)/Gain on sale of assets	—	56	—	56
Interchange fees	1,667	1,250	3,197	2,283
BOLI Income	222	160	430	311
Other	189	413	367	212
Total noninterest income	7,751	4,843	16,352	9,089

Noninterest expense:
Salaries and employee benefits	10,126	7,729	20,081	15,227
Occupancy and equipment	1,245	1,316	2,571	2,634
Acquisition related	865	220	1,040	507
Information technology expenses	1,856	1,380	3,448	2,696
Professional fees	690	480	1,177	862
Advertising and public relations	566	385	1,146	1,020
Communications	308	527	527	420
Other	1,809	1,338	3,232	3,387
Total noninterest expense	17,465	13,375	33,222	26,753
Income before income taxes	5,355	2,809	11,930	4,424
Income taxes	1,358	595	3,016	923
Net income	$3,997	$2,214	$8,914	$3,501
Earnings per common share:
Basic	$0.42	$0.23	$0.94	$0.40
Diluted	0.42	0.23	0.94	0.40
Dividends declared per share	0.10	0.10	0.21	0.20
Weighted average common shares outstanding:
Basic	9,498,783	9,498,783	9,498,783	9,498,783
Diluted	9,498,783	9,498,783	9,498,783	9,498,783

Colony Bankcorp, Inc.
Quarterly Comparison
	2021		2020
(dollars in thousands, except per share data)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Assets	$1,755,518	$1,799,047	$1,763,974	$1,759,446	$1,777,568
Loans, net	1,009,747	1,050,082	1,047,376	1,090,586	1,103,688
Deposits	1,542,214	1,525,884	1,445,027	1,416,401	1,421,758
Total equity	146,894	143,487	144,488	140,346	138,594
Net income	3,997	4,919	4,900	3,099	2,214
Earnings per basic share	$0.42	$0.52	$0.52	$0.33	$0.23

Key Performance Ratios:
Return on average assets	0.91%	1.12%	1.08%	0.70%	0.52%
Return on average total equity	11.14%	13.71%	13.73%	8.80%	6.47%
Total equity to total assets	8.37%	7.98%	8.19%	7.98%	7.80%
Tangible equity to tangible assets	7.38%	7.01%	7.21%	7.00%	6.82%
Net interest margin	3.68%	3.50%	3.58%	3.34%	3.41%

Colony Bankcorp, Inc.
Quarterly Loan Comparison
	2021		2020
(dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Core	$905,850	$888,800	$873,426	$871,416	$855,556
PPP	58,769	102,633	101,147	133,756	133,158
Purchased	57,999	71,342	84,930	96,434	125,263
Total	$1,022,618	$1,062,775	$1,059,503	$1,101,606	$1,113,977

Colony Bankcorp, Inc.
Quarterly Loans by Location Comparison
	2021		2020
(dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
Atlanta	$436	$492	$562	$7,025	$7,425
Augusta	30,521	23,982	20,432	22,931	25,140
Middle Georgia	73,458	73,543	68,838	60,275	56,209
Northwest Georgia	2,703	1,698	—	—	—
Coastal Georgia	236,985	235,094	230,184	224,604	223,746
South Central Georgia	361,821	371,227	372,947	391,702	398,107
Southwest Georgia	95,870	97,575	104,132	101,247	108,070
West Georgia	148,271	148,457	154,819	152,159	154,979
Small Business Specialty Lending	14,923	7,906	4,537	9,281	1,903
Paycheck Protection Program	55,425	102,633	101,147	133,756	133,158
Purchase Accounting	(565)	(668)	(876)	(1,262)	(1,196)
Other	2,770	836	2,781	5,948	6,436
Total	$1,022,618	$1,062,775	$1,059,503	$1,107,666	$1,113,977

Colony Bankcorp, Inc.
Quarterly PPP Fees Comparison
	2021		2020
(dollars in thousands)	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter
PPP loan fee income	$1,581	$1,212	$1,324	$508	$576
Unearned income on PPP loans	2,573	3,077	2,072	3,396	3,904